UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 6, 2008
QLT INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
887 Great Northern Way, Vancouver, B.C.
Canada, V5T 4T5
(Address of principal executive offices, including zip code)
(604) 707-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 6, 2008, QLT USA, Inc., a Delaware corporation (“QLT USA”) and wholly-owned subsidiary of QLT Inc., a corporation formed under the laws of the Province of British Columbia, Canada (“QLT”), entered into a purchase agreement (the “Purchase Agreement”) with Allergan Sales, LLC, a Delaware limited liability company (“Purchaser”) and wholly-owned subsidiary of Allergan, Inc., a Delaware corporation (“Allergan”), pursuant to which, among other things, QLT USA has agreed to sell all of QLT USA’s assets (the “Assets”) primarily or exclusively related to Aczone (dapsone) Gel 5%, a topical treatment for acne vulgaris (the “Asset Sale”). Upon the terms and subject to the conditions set forth in the Purchase Agreement, Purchaser has agreed to pay approximately $150 million for the Assets upon the closing of the Asset Sale, which is expected to occur in the third quarter of 2008. The closing of the Asset Sale is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions as set forth in the Purchase Agreement. In addition, QLT USA has agreed to indemnify Purchaser for certain claims that may be made under the Purchase Agreement. QLT and Allergan have guaranteed the performance of certain obligations of QLT USA and Purchaser, respectively, under the Purchase Agreement. The foregoing does not purport to be a complete description of the Purchase Agreement or QLT Guarantee and is qualified in its entirety by reference to the Purchase Agreement and QLT Guarantee, copies of which are attached hereto as Exhibit 2.1 and Exhibit 10.44 respectively, and which are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement, dated as of June 6, 2008, by and between Allergan Sales, LLC and QLT USA, Inc.

10.44	QLT Guarantee dated June 6, 2008

99.1	Press Release dated June 9, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLT INC. (Registrant)

Date: June 10, 2008	By:	“Cameron Nelson"

Cameron Nelson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase Agreement, dated as of June 6, 2008, by and between Allergan Sales, LLC and QLT USA, Inc.

10.44	QLT Guarantee dated June 6, 2008

99.1	Press Release dated June 9, 2008